UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2013

AmREIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35609	20-8857707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Greenway Plaza, Suite 1000, Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

(713) 850-1400

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 15, 2013, AmREIT, Inc. (the “Company”), through its wholly owned subsidiary AmREIT Realty Investment Corporation, a Texas corporation, entered into a purchase and sale agreement (the “Woodlake Square Agreement”) with VIF II/AmREIT Woodlake, LP, a Texas limited partnership, to purchase the Woodlake Square Shopping Center, a grocery-anchored shopping center located in Houston, Texas, for a purchase price of $41.6 million. The retail shopping center contains approximately 161,000 square feet of gross leasable area, had an occupancy of 88.2% as of March 31, 2013 and major tenants include Randalls, Walgreens and Jos. A. Bank. Average household incomes within a one-mile radius of Woodlake Square are $72,183, and there are 83,551 households within a three-mile radius of the property.

The Company currently manages and holds a one percent ownership interest in the property through a joint venture with a third-party institutional partner and with AmREIT Monthly Income and Growth Fund III, L.P. and AmREIT Monthly Income and Growth Fund IV, L.P., both affiliates of the Company. The Company intends to fund the purchase price with cash on hand, amounts drawn on the Company’s credit facility and proceeds from mortgage financing to be secured by the property. The acquisition is expected to close in the third quarter of 2013.

Pursuant to the Agreement, the Company was required to pay an initial earnest money deposit of $2.08 million, which will be applied towards the purchase price on the date of closing. During the twenty-one day inspection period, which will expire on August 5, 2013, the Company has the right to terminate the agreement for any reason and receive a full refund of the earnest money. The Agreement contains customary representations and warranties by the Company and the seller, and there remain other conditions precedent to the Company’s obligation to close the acquisition of the property, including the seller’s delivery of title to the property. Accordingly, as of the date of this report, and until the closing of the acquisition, there can be no assurance that the Company will acquire the property.

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements above include, but are not limited to, matters identified as expectations and matters with respect to the future acquisition of the property. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect the Company’s future results, review the Company’s filings with the Securities and Exchange Commission.

Item 8.01 Other Events.

On July 3, 2013, the Company entered into a purchase agreement to acquire the fee simple interest on its Preston Royal East property for a purchase price of $15 million. The Company currently holds a leasehold interest in the property with 27 years remaining on the underlying ground lease. The acquisition is expected to close, subject to customary closing conditions, in the third quarter of 2013. The Company intends to fund the acquisition with cash on hand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmREIT, Inc.

Date: July 15, 2013	By:	/s/ Chad C. Braun
Executive Vice President, Chief Financial Officer, Chief Operating Officer, Treasurer and Secretary